Exhibit 99.1
Goodrich Petroleum Corporation
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254
Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES HAYNESVILLE SHALE ACQUISITION,
OPERATIONAL UPDATE, INCREASED PRODUCTION FORECAST, AND
INCREASED CAPITAL EXPENDITURE BUDGET
Houston, Texas — June 23, 2008. Goodrich Petroleum Corporation (NYSE: GDP) today announced the acquisition of additional Haynesville Shale acreage in Caddo Parish, Louisiana, an operational update on a number of recent drilling and development activities, increased production guidance for the quarter, and an increase in its capital expenditure budget for 2008.
NORTH LOUISIANA
Haynesville Shale Acquisition
The Company has entered into a definitive agreement with a private company for the right to acquire a fifty percent non-operated interest in 5,800 gross acres (2,900 net to the Company) in the Central Pine Island field, adjacent to its Longwood field in Caddo Parish, Louisiana. The Company estimates total consideration to be approximately $3,325,000, which will be comprised of acreage costs for the fifty percent interest in the leasehold and a drilling promote on the initial well drilled on the acreage. The Company has participated in the initial well on the acreage, the Hall 5 No. 1 (50% WI non-operated), which is currently drilling and expected to reach total depth through the Haynesville Shale in the next few days.
With the completion of this transaction and the previously announced joint venture with Chesapeake Energy, the Company has a total of approximately 22,000 net acres in north Louisiana which are believed to be prospective for the Haynesville Shale formation.
EAST TEXAS
Haynesville Shale Activity — Minden and Beckville Fields
In East Texas, the Company has drilled and completed its initial vertical Haynesville Shale well in its Minden field in Panola and Rusk Counties, Texas, the Taylor Sealey No. 1 (100% WI), with an initial production rate of 2,600 Mcfe per day on a 22/64 inch choke with 2,400 psi. The well encountered approximately 130 feet of lower Haynesville Shale thickness and is located in the southeastern portion of the Company’s Minden acreage.
The Company has also drilled its Lutheran Church No. 4 (100% WI), the initial vertical Haynesville Shale well in its Beckville field in Panola and Rusk Counties, Texas. The well is located in the northeastern portion of the Company’s overall Beckville-Minden acreage and encountered 200 feet of thickness in the lower Haynesville Shale section. The well is currently in the completion phase.
Based on the success of these first two wells, the Company expects to spud its first horizontal Haynesville Shale test on its East Texas acreage block during the fourth quarter of this year.
Angelina River Trend
James Lime Activity
The Company has drilled and completed its Henderson 1H (100% WI) well within its Cotton Prospect area of the Angelina River Trend, with an initial production rate of approximately 7,400 Mcfe per day on a 30/64ths inch choke with 1520 psi flowing pressure and recovery of approximately 50% of the frac fluid. The Company has also completed its Kirkland 2H (87.5% WI) in the eastern portion of the Company’s Allentown Prospect area with an initial production rate of 4,000 Mcfe per day on a 34/64 choke with 725 psi during flowback. Also within the Cotton Prospect area, the Ramos 1H (57% WI non-operated) horizontal James Lime well is currently being completed.
Travis Peak Activity
The Company has drilled and completed ten gross Travis Peak wells in the Angelina River Trend since the first quarter, with an average initial production rate of 3,300 Mcfe per day.
The Company currently has five rigs working in the Angelina River Trend (two operated and three non-operated). Four of the five rigs are currently drilling Travis Peak vertical wells and one is drilling another James Lime horizontal on the Cotton Prospect.
NORTH LOUISIANA
Bethany-Longstreet Activity
In the Bethany-Longstreet Field, the Company has drilled and completed its Champe Graham 5H (70% WI), its second horizontal Cotton Valley well in the field, which had an initial thirty day average production rate of approximately 2,000 Mcfe per day.
The Company has also drilled and completed its second vertical Haynesville Shale well in the field, the Clarence Brown No. 1 (70% WI), which encountered approximately 230 feet of thickness in the lower Haynesville Shale section and had an initial production rate of 950 Mcf per day.
UPDATE ON PRODUCTION, CAPITAL EXPENDITURE BUDGET, AND HEDGING
Based on field production numbers through the second week of June, the Company is revising upward its second quarter production forecast to an 8-11% sequential growth rate over the first quarter of 2008 (up from previously announced guidance of 5-9% sequential growth). Thus, the Company currently expects net daily production volumes for the second quarter to average between 62,500 and 64,000 Mcfe per day.
The Company also announced that its Board of Directors has approved an increase in the preliminary capital expenditure budget for 2008 to $350 million, up from $275 million, as a result of anticipated increased drilling activity, primarily driven by its Haynesville Shale program.

Finally, the Company announced it has recently added incremental hedge protection for a portion of its 2009 production, entering into a costless collar transaction with a floor of $9.50 per Mmbtu and a ceiling of $16.90 per Mmbtu on 10,000 Mmbtu for all of calendar year 2009. An updated hedge schedule has been posted on the Company’s website.
Robert Turnham, the Company’s President and Chief Operating Officer, commented, “We are pleased to announce the acquisition of an additional 2,900 net acres prospective for the Haynesville Shale in Caddo Parish adjacent to our Longwood field, and look forward to results from our initial well in the field within 60 days. In East Texas, we are extremely encouraged by the results of our initial vertical Haynesville Shale wells at Minden and Beckville. The two initial Haynesville Shale wells in East Texas are located a little more than six miles from each other and provide meaningful data points as to the prospectivity of the play over our acreage block in Panola and Rusk Counties. Our current plans include the drilling of several additional vertical tests to be followed by our initial horizontal development on our East Texas block by the end of the year. We are also extremely pleased with the continuing operational achievements we have made during the first six months of the year on our core Cotton Valley Trend acreage, including the development of the Cotton Valley, Hosston, Travis Peak and James Lime formations. These results, along with the emerging Haynesville Shale play and our recently announced joint venture, have allowed us to expand our capital expenditure budget for 2008 to accelerate development of the drilling inventory.”
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.